RADIAL DRILLING SERVICES, INC.

Term Sheet

This Term Sheet (TS), dated 22 December 2005, is hereby offered between: MAXIM TEP, INC. (MTEP), a company registered in Texas and represented by its CEO and President, Mr. Daniel W. Williams, and Radial Drilling Services Incorporated, (RDS), a Company registered in Texas, represented by Mr. Henk Jelsma, its President.

Whereas MTEP has acquired through agreement all rights and obligations, including the patents of the Radial Drilling Technology held by Carl Landers and, based upon those agreements, holds the rights of exclusive and non-exclusive assignment of those patent rights and has agreed that it is willing to assign those rights, and

Whereas RDS has the wherewithal and experience to develop, manufacture, market and service the Radial Drilling Technology (the Technology)throughout the world, in those areas where RadTech International Inc of Texas does not hold the exclusive rights through previous established agreements and is prepared and ready to accept the assignment, and now

Therefore the Parties will proceed to form an understanding whereby MTEP will assign the rights, and license to operate, to the territories to RDS under the following stipulations and conditions:

1. For the consideration of the assignment to the available territories, RDS agrees to a total payment of One million three hundred-fifty thousand and no/100 dollars ($1,350,000.00 USD) to MTEP, for both, the North American and the international market and a further defined royalty payment per defined territory.

   1.1 The international non-exclusive rights will be assigned to RDS in consideration of the manufacture of a International Radial Drilling system valued at $600,000.00 USD

   1.2 The North American non exclusive rights will be assigned in consideration of Seven Hundred Fifty Thousand and no/100 Dollars ($750,000.00 USD) subject to the conditions listed under Item 3.4.

2. Under the conditions listed in Item 1, MTEP will assign the following international non-exclusive rights to RDS:

   2.1 The non-exclusive service rights to the international market for all those areas not covered under the RadTech International Inc. agreement, such agreements to be incorporated and such defined international areas to be specified in the final agreement.

2.2 For those non-exclusive international rights, RDS offer consideration of the manufacture of a International Radial Drilling system valued at $600,000.00 USD plus a royalty of 10% of the revenue derived from this unit as described in the Landers patent.

2.3 It is mutually agreed and subject to mutually acceptable conditions, RDS will perform radial drilling services for MTEP on projects owned or joint-ventured by MTEP for fees mutually agreed upon.

3. The non exclusive service rights to the North American market will be assigned as follows:

3.1 MTEP will receive the total amount of Seven hundred fifty thousand and no/100 dollars ($750,000.00 USD) in this Agreement for the North American market rights.

3.2 RDS will have the right to create its own legal entity for the USA and Canadian operations aside from the existing RDS Company.

3.3 RDS will pay a royalty of US$500.00 per well drilled in the territory of the geographic United States of America and Canada.

3.4 The geographic area of the state of California is excluded from the general license of North America, but will be handled on a case by case basis between the parties for access under a mutually acceptable method.

3.5 MTEP, where feasible and mutually acceptable will subcontract RDS in the North American market on a barter basis until such time that all outstanding funds between the parties have been agreeably settled.

4. Financial and logistics arrangements:

4.1 At the closing of this agreement RDS will pay to MTEP the sum of US$100,000.00 as a payment for the North American non exclusive rights and serves as earnest payment for the international non-exclusive rights.

4.2 After 3 months of closing RDS will pay a second payment of US$ 100,000.00 for the confirmation of the non-exclusive international rights.

4.3 MTEP will transfer one mobile radial drilling unit presently located in Lake Charles, Louisiana to RDS upon payment of the initial US$100,000.00

4.4 The remaining US$ 550,000.00 will be paid to MTEP within 18 months from the date of signing according to the following schedule

- Within 6 months from the signing of the final agreement between the parties, RDS will pay US$ 175,000.00.
- Within 18 months from the signing of the final agreement between the Parties, RDS will pay in full the outstanding amount of US$ 375,000.00

4.5 Should RDS fail in any payments or obligations, then RDS shall have 30 calendar days grace to rectify the situation, after which RDS will be in default and shall pay a penalty of 18% annualized on the outstanding amount.

5. RDS Commitment:
   5.1 RDS will in the context of this term sheet and subsequent agreements commit to the maximization of the distribution and market penetration of the technology in the assigned territories to the benefit of both parties.

   5.2 All manufacturing, development and market access will be at the total cost of RDS.

   5.3 RDS will allow full audit access to its books and activities for MTEP at anytime upon notification by MTEP.

   5.4 Due credit will be given to the parties and their specific members with regards to the technology when that is applicable and justified.

   5.5 RDS will agree with MTEP, that there will be a preferential operating method between the parties for any project that MTEP wishes to perform based on mutually acceptable conditions.

   5.6 RDS will agree to perform sub-contractor services to third parties on behalf of MTEP to those parties and customers with which MTEP has signed use-agreements for the Technology in all territories outside the RadTech assigned areas.

6. MTEP Commitment:
   6.1 Upon potential regional license transfers to third parties by MTEP, MTEP will give RDS a first right to refusal to obtain such license under the same conditions.

This Term Sheet is subject to the execution of a Definitive Agreement between all parties but will serve as a formal Letter of Intent to define agreeable terms and conditions which will allow RDS to expedite operations upon execution of this Agreement so as not to lose momentum with existing service work and market demand.

Both parties agree that operations in the assigned areas will commence immediately after the signing of this term sheet and agree to proceed diligently and without any unnecessary delays to finalize the respective definitive final agreements and financial action in the interest of time.

AGREED & ACCEPTED:

For MAXIM TEP, INC.		**For Radial Drilling Services Inc.**	
12/21/05			
Daniel W. Williams	Date	Henk Jelsma	Date
President/CEO		President	